EX 10.13

AGREEMENT OF SEPARATION, RELEASE, AND NONCOMPETITION

THIS AGREEMENT OF SEPARATION, RELEASE, AND NONCOMPETITION (“Agreement”), is made and entered into by and between CHART INDUSTRIES, INC., a Delaware corporation (the “Company”) and ARTHUR S. HOLMES (“Executive”) with an Effective Date as defined herein.

W I T N E S S E T H:

WHEREAS, pursuant to an Employment Agreement dated November 13, 2001 (“the Employment Agreement”), Executive has been employed by the Company as its Chairman and Chief Executive Officer; and

WHEREAS, as a result of the Company’s recent bankruptcy and reorganization, Executive desires to resign from his employment, and the Company desires to accept said resignation; and

WHEREAS, the Company and Executive wish to resolve all matters and issues between them arising from or relating to Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I — CONSIDERATION

Section 1.1. Resignation. Executive, through his signature below, voluntarily resigns from his position as Chairman and Chief Executive Officer of the Company effective September 15, 2003, and further resigns from his employment with the Company effective November 28, 2003 (“Date of Resignation”). The Company, through its execution below, hereby consents to and accepts Executive’s resignation. The parties hereby acknowledge and agree that Executive’s resignation hereunder shall be deemed a voluntary termination by Executive with Good Reason, as that term is defined in the Employment Agreement, and the Company further waives the requirement of fifteen (15) calendar days written notice of same from Executive. Executive’s employment records with the Company will reflect the voluntary nature of the cessation of his employment, and the Company and Executive each expressly acknowledge that he has not been “discharged” or “terminated” by the Company, constructively or otherwise. The parties acknowledge and agree that Executive serves as a director of the Company pursuant to the terms of the Company’s Amended Joint Prepackaged Reorganization Plan, dated September 3, 2003 (the “Plan of Reorganization”), and that Executive’s resignations from his position as Chairman and Chief Executive Officer and from his employment with the Company shall not be construed as a resignation from service as a director of the Company.

Section 1.2. Separation Pay. Upon the Effective Date of this Agreement as defined in §4.7 hereof, the Company will make payment to Executive in the lump sum amount of Six Hundred Twenty Four Thousand Six Hundred Ninety Six Dollars and Fifty Eight Cents ($624,696.58) less applicable payroll taxes and withholdings (the “Separation Payment”).

Section 1.3. Restrictive Covenants. Upon the Effective Date of this Agreement as defined in §4.7 hereof, and as consideration for Executive’s agreements set forth in Article III of this Agreement, the Company will make payment to Executive in the lump sum amount of Five Hundred Fourteen Thousand Dollars ($514,000.00) (the “Restrictive Covenants Payment”). The Company shall not withhold any amounts from the Restrictive Covenants Payment, and Executive shall assume responsibility for the payment of any of Executive’s portion of taxes and withholdings incurred in connection with the Restrictive Covenants Payment, including interest and penalties with respect to both the Company’s and Executive’s portions in the event that Executive fails to include the amount in income and pay the income tax thereon. The parties further agree that the Company may issue or file a Form 1099 or other notice to the Internal Revenue Service regarding the Restrictive Covenants Payment.

Section 1.4. Group Insurance Coverage. For the period continuing through January 30, 2006, the Company shall continue to provide to Executive, or cause to be provided to him, group health, dental, vision, and group life insurance benefits at the same level and to the same extent such benefits were provided to him immediately prior to the Date of Resignation. If at any time between the Date of Resignation and January 30, 2006, the Company is not able to continue to provide to Executive group health, dental, vision, or group life insurance benefits as described in the preceding sentence, then the Company shall reimburse Executive for his costs in purchasing health, dental, vision, or life insurance coverage providing at least equivalent coverage, with such reimbursement to be in an amount which, after taxes on the receipt of such reimbursement, shall equal such cost to Executive. At the conclusion of the period continuing through January 30, 2006, Executive shall be entitled to continuation of coverage under the Company’s health insurance plan at his own expense pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Internal Revenue Code §4980(B)(f).

Section 1.5. Deemed Bonus Amount for 2003. Upon the Effective Date of this Agreement as defined in §4.7 hereof, the Company will make payment to Executive in the lump sum amount of One Hundred Fifty Nine Thousand Four Hundred Forty Four Dollars and Forty Four Cents ($159,444.44), less applicable payroll taxes and withholdings, which sum represents Executive’s proportionate share of the $175,000 Deemed Bonus Amount for 2003 through the Effective Date (the “Bonus Payment”).

Section 1.6. D&O Liability Coverage and Indemnification. For a period of six (6) years following the Date of Resignation, the Company will maintain Directors & Officers Liability Insurance (“tail”) coverage for Executive to insure against claims arising out of his service as a Director or Officer of the Company prior to September 15, 2003. As to Executive’s continued service on the Company’s Board of Directors, the Company will maintain customary Directors & Officers Liability Insurance coverage for Executive to insure against claims arising out of his service on the Company’s Board of Directors, and such coverage shall be at least equivalent to the coverage provided to other directors. The Company further agrees to defend and indemnify Executive against any claims arising out of his employment by the Company, as provided in § 8 of the Employment Agreement and by the Indemnification Agreement between Executive and the Company dated August 1, 2002.

Section 1.7. Company-Provided Business Equipment. For the period beginning on the Date of Resignation and continuing through January 30, 2006, Executive may continue to possess and use the laptop computer and related accessories, cell phones, and home office phone provided by the Company, on the same basis as such equipment was provided by the Company prior to the Date of Resignation.

Section 1.8. Consultant’s and Attorney’s Fees. The Company will pay Executive’s reasonable and actual consultant’s and attorney’s fees and expenses in connection with this Agreement, including those of Stout/Resius/Ross Inc., Ernst & Young, and Baker & Hostetler LLP, in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00), with such payments to be made within a reasonable time after presentment of invoices for said fees to the Company.

Section 1.9. Automobile Use. The Company will continue to provide Executive with continued possession and use of the automobile leased by the Company and assigned to Executive as of the Date of Resignation, and Executive shall have use of such automobile through January 30, 2006, provided that Executive reimburses the Company for the lease payments by submitting to the Company on a monthly basis payments in the amount of Seven Hundred Three Dollars and Thirty-Two Cents ($703.32). Executive’s monthly payments for the automobile shall be due to the Company on or before the fifth calendar day of each month. In the event that Executive fails to make any monthly payment to the Company within ten (10) calendar days of the due date for such payment, then the Company shall provide written notice to Executive, at his last known address, of such failure. If payment is not received within ten (10) calendar days from the date of said written notice, then the Company shall have the right to take possession of the automobile. Executive shall return such automobile to the Company in good condition, reasonable wear and tear excepted, on or before January 30, 2006. From the Effective Date of this Agreement through January 30, 2006, Executive shall be responsible for maintaining insurance coverage on the automobile with the same coverages and policy limits as existed as of the Date of Resignation, and name the Company as a named insured. From the Effective Date of this Agreement and continuing through January 30, 2006, Executive shall be solely responsible for any damages or claims of, or losses incurred by, Executive or third parties as result of Executive’s use or possession of such automobile, the Company shall bear no responsibility or liability for any such damages, claims, or losses, and Executive agrees to indemnify and hold harmless the Company against and from any such damages, claims, or losses asserted against the Company.

Section 1.10. Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and benefits described in §§1.1 through §1.9 of this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his separation from employment with the Company, and that such payments and amounts constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the Release of Claims set forth in Article II of this Agreement and the Restrictive Covenants set forth in Article III of this Agreement.

ARTICLE II — RELEASE OF CLAIMS

Section 2.1. Executive’s Release. In consideration of the promises and agreements set forth herein, Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, Executives, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964 as amended, ERISA, The Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all Executive benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive’s employment and termination from employment which have occurred prior to the Effective Date of this Agreement, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits which may have vested on Executive’s behalf, if any, and except for any claims arising out of Executive’s status as a shareholder or director of the Company.

Section 2.2. Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Agreement, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Agreement.

Section 2.3. Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to ensure that Executive’s execution of this Agreement is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Agreement, Executive may elect to execute this Agreement prior to the end of such 21-day period. If Executive elects to execute this Agreement prior to the end of such 21-day period, then by his signature below, Executive represents that his decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Agreement prior to end of such 21-day consideration period.

Section 2.4. Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Mark Ludwig, Chart Industries, Inc., 5885 Landerbrook Drive, Suite 205, Mayfield Heights, Ohio 44124, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Agreement.

Section 2.5. Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, Executives and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement of Executive’s own free will.

ARTICLE III — OTHER OBLIGATIONS OF EXECUTIVE

Section 3.1. Restrictive Covenants. Executive expressly re-affirms and re-acknowledges his agreement to the covenants regarding non-competition, non-solicitation, and confidentiality contained in §9 of the Employment Agreement, acknowledges and agrees that said covenants, and the provisions of the Employment Agreement relating to enforcement of said covenants, survive Executive’s resignation from employment, and further acknowledges and agrees that the geographic scope of the covenant regarding non-competition set forth in § 9(a) of the Employment Agreement shall be anywhere in the world. The parties acknowledge and agree that Executive’s obligations under the covenants regarding non-competition, non-solicitation, and confidentiality shall commence on the Date of Resignation as defined in §1.1 of this Agreement.

Section 3.2. Transition. Executive agrees to make himself available to answer questions concerning business concerns, operations, pending legal concerns and/or litigation, and other special assistance as reasonably may be required by the Company, through and including March 15, 2004, provided, however, that Executive’s obligations hereunder shall not exceed eight (8) hours per month unless mutually agreed otherwise, and provided further that Executive shall be entitled to reimbursement of expenses reasonably incurred by him in his performance of his obligations under this § 3.2.

Section 3.3. Company Property. Except as otherwise provided in §§ 1.7 and 1.9 of this Agreement, on or before the Date of Resignation, Executive shall return all tangible personal property belonging to the Company, including, but not limited to, all keys, business equipment, and computer software and/or hardware.

Section 3.4. Permitted Disclosure. Notwithstanding the provisions of §9 of the Employment Agreement regarding confidentiality, as re-affirmed and re-acknowledged in §3.1 of this Agreement, Executive may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the separation from employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this §3.4 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure.

ARTICLE IV — MISCELLANEOUS PROVISIONS

Section 4.1. Entire Agreement. Except as provided in the Indemnification Agreement between Executive and the Company dated August 1, 2002, and except for certain releases provided to Executive by the Company in Article XIV, §H of the Company’s Plan of Reorganization, and except as provided in §3.1 of this Agreement, this Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

Section 4.2. Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 4.3. Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 4.4. No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

Section 4.5. Originals. Two (2) copies of this Agreement shall be executed as “originals” so that both Executive and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed “originals” shall be binding and enforceable as an original document representing the agreements set forth herein.

Section 4.6. Governing Law. This Agreement shall be governed under the laws of the State of Ohio.

Section 4.7. Effective Date. This Agreement shall become effective only upon (a) execution of this Agreement by Executive after the expiration of the twenty-one (21) day consideration period described in §2.3 of this Agreement, unless such consideration period is shortened as provided in §2.3 of this Agreement; and (b) the expiration of the seven (7) day period for revocation of this Agreement by Executive described in §2.4 of this Agreement.

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.

IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

DATE OF RECEIPT BY EXECUTIVE	SIGNATURE OF EXECUTIVE
ACKNOWLEDGING DATE OF RECEIPT:

December 16, 2003	/s/ Arthur S. Holmes

RECEIPT WITNESSED BY:

/s/ Christine H. Holmes

DATE OF EXECUTION BY EXECUTIVE:	AGREED TO AND ACCEPTED BY:

December 17, 2003	/s/ Arthur S. Holmes
ARTHUR S. HOLMES

EXECUTION WITNESSED BY:

/s/ Christine H. Holmes

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY
CHART INDUSTRIES, INC.

December 22, 2003	BY: /s/ Michael F. Biell
TITLE: CFO & Treasurer

EXECUTION WITNESSED BY:

/s/ Mark Ludwig

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